Exhibit 99.1

	CONTACT:	Brad Forsyth
NEWS RELEASE		Chief Financial Officer
(415) 408-4700

Willis Lease Finance Reports 2Q15 Results with Utilization Increasing to 87%

NOVATO, CA – July 31, 2015 – Willis Lease Finance Corporation (NASDAQ: WLFC), the premier independent jet engine lessor in the commercial finance sector, today reported that following a $3.1 million non-cash write-down related to the part-out of a wide-body aircraft engine, its second quarter 2015 net loss was $0.5 million, or $0.06 per share, compared to net income of $2.2 million, or $0.27 per diluted share, in the second quarter of 2014, and net income of $2.3 million, or $0.29 per diluted share in the first quarter of 2015.  For the first six months of 2015, net income was $1.8 million, or $0.23 per diluted share, compared to $6.5 million, or $0.80 per diluted share, for the first half of 2014.

“The second quarter loss, following the $3.1 million non-cash write-down, overshadowed several other very positive performance results,” said Charles F. Willis, Chairman and CEO. “During the second quarter, we continued to improve our portfolio utilization rate. We began the quarter at 83% and by the end of the quarter the rate had increased to 87%. Since most of the new lease activity occurred in the latter part of the quarter, we didn’t pick up the full financial impact of our improving utilization rate in the period. Demand for leased engines is strong across all major engine types. The oversupply issues for certain engine types that had existed in the market over the last several years seem to have largely abated.

“In addition to successfully putting our assets back to work, we are actively purchasing assets for the lease portfolio and selling assets to generate gains on sale,” added Willis.  “In the second quarter, we purchased 7 engines and 3 aircraft totaling $71.1 million, which was one of the highest quarterly capital investment totals in the company’s history. We also sold 6 engines and registered a gain on sale of $3.2 million. Of the 6 engines sold, 4 engines were marketed to a third party for which we will continue to manage the engines for a servicing fee.  This transaction increases the number of engines we manage on behalf of third parties to 44 as of June 30, 2015, from 39 engines a year ago. We expect to continue to grow the third-party management component of our business. We also expect to continue to purchase more aircraft as a means of sourcing less expensive engines, both for our engine lease portfolio and for part-out.”

Second Quarter 2015 Highlights (at or for the three-month periods ended June 30, 2015, compared to June 30, 2014, and March 31, 2015):

♦                Tangible book value per share increased 1.5% to $26.51 at June 30, 2015, compared to $26.13 a year ago.

♦                A total of 69,966 shares of common stock were repurchased in the quarter for $1.3 million under the Company’s five-year repurchase plan authorized in October 2012 and reapproved in April 2015.

♦                Average utilization in the current quarter increased significantly to 84%, compared to 81% in both the first quarter of 2015 and second quarter of 2014.

♦                Utilization was 87% at quarter end, compared to 83% at the end of 1Q15 and 82% a year ago.

♦                Lease rent revenues totaled $25.8 million, compared to $25.1 million from the preceding quarter and $24.8 million in the year ago quarter, reflecting a growing lease portfolio and improving utilization.

♦                Maintenance reserve revenues declined to $10.5 million in the second quarter, from $14.1 million in the preceding quarter and $14.6 million from the year ago period, as fewer long-term leases terminated in the quarter.

♦                Willis Aero, our spare parts, supply chain and ‘end-of-life’ solutions business, added $2.9 million to second quarter revenues, a 74% increase over the year ago period. Second quarter gross margin on part sales increased to $0.7 million compared to $29,000 in the year ago period.

♦                Total revenues increased 1.0% to $43.2 million in the current quarter from $42.8 million in the preceding quarter, and decreased 1.5% from $43.9 million in the second quarter of 2014, reflecting lower maintenance reserve revenue and other revenue, which was partially offset by increases in lease rent revenue, gain on sale of leased equipment and spare parts sales.

♦                Liquidity under the revolving credit facility was $205 million at quarter end, down from $357 million a year ago, primarily reflecting higher debt levels due to growth in the lease portfolio and investment in our engine leasing joint ventures. The upsizing of the revolver in the second quarter of 2014 contributed to the significant excess debt capacity available a year ago.

“During the last six months we have made tremendous progress toward improving our utilization rate,” said Donald A. Nunemaker, President.  “At December 31, 2014, our utilization rate was 79%.  Since then our utilization rate has improved in 5 out of the last 6 months. We achieved the 87% utilization rate at the end of June despite the sale of 4 on-lease engines during the quarter, as well as the purchase of a new off-lease engine on the last day of the quarter. Also, during the quarter we purchased a new GEnx engine which powers the Boeing 787 Dreamliner. This engine is the most expensive engine in our portfolio and was off-lease at the end of the quarter, reducing our utilization percentage by roughly 2.5%. The engine was subsequently placed on lease on July 15, 2015.”

Balance Sheet

As of June 30, 2015, Willis Lease had 200 commercial aircraft engines, 5 aircraft parts packages, 8 aircraft and other engine-related equipment in its lease portfolio, with a net book value of $1.064 billion, compared to 196 commercial aircraft engines, 5 aircraft parts packages, 4 aircraft and other engine-related equipment in its lease portfolio, with a net book value of $1.017 billion, a year ago.  The Company’s funded debt-to-equity ratio was 3.95 to 1 at quarter end, compared to 3.84 to 1 at March 31, 2015, and 3.44 to 1 a year ago.

Willis Lease Finance

Willis Lease Finance Corporation leases large and regional spare commercial aircraft engines, auxiliary power units and aircraft to airlines, aircraft engine manufacturers and maintenance, repair and overhaul providers in 120 countries. These leasing activities are integrated with engine and aircraft trading, engine lease pools supported by cutting edge technology, as well as various end-of-life solutions for aircraft, engines and aviation materials provided through its subsidiary, Willis Aeronautical Services, Inc.

Except for historical information, the matters discussed in this press release contain forward-looking statements that involve risks and uncertainties.  Do not unduly rely on forward-looking statements, which give only expectations about the future and are not guarantees.  Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update them.  Our actual results August differ materially from the results discussed in forward-looking statements.  Factors that might cause such a difference include, but are not limited to: the effects on the airline industry and the global economy of events such as terrorist activity, changes in oil prices and other disruptions to the world markets; trends in the airline industry and our ability to capitalize on those trends, including growth rates of markets and other economic factors; risks associated with owning and leasing jet engines and aircraft; our ability to successfully negotiate equipment purchases, sales and leases, to collect outstanding amounts due and to control costs and expenses; changes in interest rates and availability of capital, both to us and our customers; our ability to continue to meet the changing customer demands; regulatory changes affecting airline operations, aircraft maintenance, accounting standards and taxes; the market value of engines and other assets in our portfolio; and risks detailed in the Company’s Annual Report on Form 10-K/A and other continuing reports filed with the Securities and Exchange Commission.

Consolidated Statements of Income

(In thousands, except per share data, unaudited)

	Three Months Ended			Six Months Ended
	June 30,		%	June 30,		%
	2015	2014	Change	2015	2014	Change
REVENUE
Lease rent revenue	$25,813	$24,801	4.1%	$50,910	$51,701	(1.5)%
Maintenance reserve revenue	10,477	14,560	(28.0)%	24,625	28,590	(13.9)%
Spare parts sales	2,866	1,643	74.4%	5,017	2,061	143.4%
Gain on sale of leased equipment	3,234	1,591	103.3%	3,896	1,822	113.8%
Other revenue	833	1,270	(34.4)%	1,589	3,031	(47.6)%
Total revenue	43,223	43,865	(1.5)%	86,037	87,205	(1.3)%

EXPENSES
Depreciation and amortization expense	17,668	15,735	12.3%	35,373	31,445	12.5%
Cost of spare parts sales	2,200	1,614	36.3%	3,680	1,954	88.3%
Write-down of equipment	3,058	2,183	40.1%	3,082	2,478	24.4%
General and administrative	9,112	9,261	(1.6)%	19,084	18,947	0.7%
Technical expense	2,434	2,370	2.7%	4,266	3,890	9.7%
Net finance costs
Interest expense	9,860	9,396	4.9%	19,427	18,755	3.6%
Gain on extinguishment of debt	-	-	0.0%	(1,151)	-	(100.0)%
Total net finance costs	9,860	9,396	4.9%	18,276	18,755	(2.6)%
Total expenses	44,332	40,559	9.3%	83,761	77,469	8.1%

Earnings (loss) from operations	(1,109)	3,306	n/a	2,276	9,736	(76.6)%

Earnings from joint ventures	215	245	(12.2)%	569	551	3.3%

Income (loss) before income taxes	(894)	3,551	n/a	2,845	10,287	(72.3)%
Income tax expense (benefit)	(402)	1,337	n/a	1,039	3,742	(72.2)%
Net income (loss) attributable to common shareholders	$(492)	$2,214	n/a	$1,806	$6,545	(72.4)%

Basic earnings (loss) per common share	$(0.06)	$0.28		$0.23	$0.82

Diluted earnings (loss) per common share	$(0.06)	$0.27		$0.23	$0.80

Average common shares outstanding	7,841	7,976		7,845	7,946
Diluted average common shares outstanding	7,991	8,179		8,022	8,164

Consolidated Balance Sheets

(In thousands, except share data, unaudited)

	June 30,	Dec 31,	June 30,
	2015	2014	2014
ASSETS
Cash and cash equivalents	$16,172	$13,493	$12,372
Restricted cash	50,686	51,258	44,547
Equipment held for operating lease, less accumulated depreciation	1,063,950	1,066,448	1,016,507
Equipment held for sale	29,352	18,114	27,804
Spare parts inventory	19,006	18,593	13,981
Operating lease related receivable, net of allowances	13,692	8,912	9,837
Investments	42,789	41,590	24,036
Property, equipment & furnishings, less accumulated depreciation	20,828	17,955	4,811
Intangible assets, net	1,048	1,164	1,280
Equipment purchase deposits	-	-	1,869
Other assets	24,704	24,099	22,208
Total assets	$1,282,227	$1,261,626	$1,179,252

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Accounts payable and accrued expenses	$19,730	$21,614	$19,645
Deferred income taxes	91,443	90,510	89,846
Notes payable	860,979	840,956	753,820
Maintenance reserves	67,770	66,474	75,103
Security deposits	19,359	20,869	18,197
Unearned lease revenue	5,018	4,342	3,824
Total liabilities	1,064,299	1,044,765	960,435

Shareholders’ equity:
Common stock ($0.01 par value)	$82	$83	$84
Paid-in capital in excess of par	41,338	42,076	44,566
Retained earnings	176,508	174,702	174,000
Accumulated other comprehensive income, net of tax	-	-	167
Total shareholders’ equity	217,928	216,861	218,817

Total liabilities and shareholders’ equity	$1,282,227	$1,261,626	$1,179,252

Note:  Transmitted on GlobeNewswire on July 31, 2015, at 6:00 a.m. PDT.